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                                                                    EXHIBIT 4.13

SIMPLE LOAN AGREEMENT (THE "AGREEMENT"), EXECUTED ON THIS TENTH DAY OF MARCH , 2006 BY INNOVA, S. DE R.L. DE C.V., (INDISTINCTLY, "BORROWER" OR "INNOVA"), REPRESENTED HEREIN BY ALEXANDRE MOREIRA PENNA DA SILVA AND CARLOS FERREIRO RIVAS; BANCO NACIONAL DE MEXICO, S.A., INTEGRANTE DEL GRUPO FINANCIERO BANAMEX ("BANK"), REPRESENTED HEREIN BY JUAN CARLOS PEREZ ROCHA ITUARTE AND EMILIA PONCE GARCIA; AND GRUPO TELEVISA, S.A. (INDISTINCTLY "GT" OR "GUARANTOR"), REPRESENTED HEREIN BY SALVI RAFAEL FOLCH VIADERO AND JORGE AGUSTIN LUTTEROTH ECHEGOYEN, PURSUANT TO THE FOLLOWING REPRESENTATIONS AND CLAUSES:

                                OPENING STATEMENT

      Terms defined and used in this Agreement have the meaning attributed to them in Clause First.

                                 REPRESENTATIONS

      I. Borrower manifests through its legal representatives, that:

      (a) It is a corporation duly organized and existing according to the laws of Mexico.

      (b) The execution, subscription, delivery and fulfillment for its part of this Agreement and of the Promissory Notes are comprised in its corporate purpose, have been duly authorized by all pertinent corporate means, and are not in conflict with, nor are inconsistent with, nor result in a breach of (i) its By-laws in effect per the date of this Agreement; (ii) to the best of its knowledge, any law applicable to itself per the date of this Agreement; (iii) any term, condition, obligation or contractual restriction whatsoever that binds it or affects fulfillment of its obligations according to this Agreement; (iv) nor result in creating or imposing any Lien on any of its properties or assets, or any obligations for its account under any agreement or understanding where it is party to, and that is in effect per the date of this Agreement.

      (c) Except for the provisions of this Agreement, no authorization or registration whatsoever by or before any Government Authority is necessary for Borrower to duly execute, subscribe, deliver and fulfill this Agreement and the Promissory Notes, nor for these to be legal, valid or payable on demand.

      (d) This Agreement constitutes and, the Promissory Notes, once subscribed by Borrower, shall constitute legal and valid obligations against itself, payable on demand according to the respective terms.

      (e) The audited and consolidated financial statements of Borrower for the fiscal year ended December 31, 2004, and its profit and loss statements and statements of changes

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in the financial position consolidated for that period, and its consolidated financial statements per December 31, 2005, and its profit and loss statements and statements of changes in the financial position consolidated for that period were prepaid according to GAAP, and adequately disclose its financial position and consolidated results of operations during and for the period thereby included.

      (f) All material information (considered altogether), provided in writing per this date by Borrower or for its account, for purposes of or in connection with this Agreement or any operation contemplated herein is, and any other similar material information (considered altogether) provided in writing since this date for its part or for its account, shall be, complete and precise in any significant aspect per the date such information refers to, and shall not omit any significant fact that must be necessarily communicated in such manner that such information (considered altogether) does not at any time lead to error, based on the circumstances whereby it was provided.

      (g) It has filed all required tax statements and paid all taxes for its account applicable according to such tax statements, and any other taxes and contributions that have resulted for its account, except for those not overdue and those objected against in good faith through the appropriate means, filed and conducted promptly and diligently, and for which adequate reserves have been established according to GAAP, and for those which, if failing to file or pay are not expected to in any significant manner reasonably and adversely affect its financial standing or its Principal Business.

      (h) Per the execution date of this Agreement, there is no (i) significant complaint pending, or that to the best of its knowledge is imminent in respect to labor practice, against itself or against any of its Significant Subsidiaries before any Government Authority with jurisdiction over such matters, and there are no pending procedures, or that to the best of its knowledge are imminent, derived from or related to any collective labor contracts, against itself or against any of its Significant Subsidiaries; (ii) strike, labor conflict, significant pending stoppage, or that to the best of its knowledge is imminent, against itself or against any of its Significant Subsidiaries; and (iii) to the best of its knowledge, there is no questioning whatsoever concerning the representation of any union in connection with its employees or any of its Significant Subsidiaries, nor are union organization activities being conducted, except for such activities (in respect to any of the matters specified in items
(i), (ii) or (iii) above, either individually or collectively) those that might not reasonably be expected to adversely and significantly affect its financial standing or its Principal Business or that of any of its Significant Subsidiaries.

      (i) Any important agreement where Borrower or any of its Significant Subsidiaries is party to (including without limitation, any act of issue, mortgage, trust, loan or any other instrument or document), is in full force and effect, and (i) neither Borrower nor any of its Significant Subsidiaries are substantially breaching the terms of any provision of any of such agreements, and (ii) there are no conditions that, through notice or with the passing of time, or both, or for any other reason, might constitute a nonperformance in terms of such agreements in any of the above cases, which might be reasonably expected,

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individually or collectively, to adversely and significantly affect the financial position of the Principal Business of Borrower or of any of its Significant Subsidiaries.

      (j) The same as its Significant Subsidiaries, in all aspects it is fulfills its respective obligations with respect to social security, pensions and retirements, and legal obligations referring to housing for its workers, as well as the employee benefit plans established or those to which they respectively contribute, and has no pending liability with respect to such employee benefits plans, except in the means that fulfillment thereof cannot be reasonably expected to adversely and significantly affect its financial standing or its Principal Business, or that of its Significant Subsidiaries.

      (k) Borrower and each of its Significant Subsidiaries have, and per the Draw Date shall be complying with any applicable Environmental Law in any significant aspect, except for any nonperformance that might be reasonably expected either individually or collectively, which might adversely and significantly affect the financial position of the Principal Business of Borrower or of its Significant Subsidiaries. Borrower and each of its Significant Subsidiaries have obtained all permits required under the applicable Environmental Law in connection with their respective businesses or operations, and each of such permits is in full force and effect, and Borrower and each of its Significant Subsidiaries are complying with the requirements of any permits issued according to such Environmental Law, except for those which they cannot be reasonably expected applicable to themselves, either individually or collectively, or that might have a significant adverse effect against the financial standing or operations of Borrower or any of its Significant Subsidiaries. There are No Environmental Complaints (except for complaints that cannot be reasonably expected to adversely and significantly affect the financial standing or the operations of Borrower), past, pending, or that to the best knowledge of Borrower, are imminent against Borrower or any of its Significant Subsidiaries.

      (l) There is no action, complaint or pending procedure whatsoever, or that to the best knowledge of Borrower, is imminent before a court, Government Authority or any arbiter against Borrower or any of its Significant Subsidiaries or its respective assets, that might adversely and significantly affect the financial position and operations of Borrower or of any of its Significant Subsidiaries, or the capacity of Borrower to comply with its obligations derived from this Agreement and from the Promissory Notes.

      (m) Per the date of this Agreement, Borrower is not in default of any Liability or significant agreement whatsoever where it is party to or whereby it may be bound, and that might adversely and significantly affect the financial standing or operations of Borrower.

      (n) As of December 31, 2005, date of the last financial statement available, there has not occurred any event or condition on or before the date of this Agreement that has or might have a significantly adverse effect on its businesses, assets, liabilities or position (financial or any other), that might affect the result of its operations or projects or its capacity to comply with the obligations derived from this Agreement and from the Promissory Notes.

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      (o) The persons executing this Agreement on behalf of and representing
Borrower enjoy all sufficient powers of attorney and authority, as well as the corporate authorizations necessary to execute this Agreement on its behalf and representation, and to bind Borrower to the terms and conditions stipulated herein, which powers of attorney, authority and corporate authorizations have not been revoked or limited in any manner whatsoever.

      (p) It hereby requests from Bank a loan facility for as much as P$2,100,000,000.00 (Two Billion One Hundred Million Pesos 00/100), for use solely and exclusively to (1) pay (or reacquire) partially and in advance, all negotiable instruments issued by Innova, S. de R.L. de C.V. named Senior Notes, with maturity in 2013, for US$300,000,000.00 (Three Hundred Million Dollars, lawful currency of the United States of America), and expenses related to execution of this Agreement and early payment of such Senior Notes, and (2) pay for the liabilities and financing cost of Borrower.

      II. Guarantor manifests through its legal representatives, that:

      (a) It is a corporation duly organized and existing according to the laws of Mexico.

      (b) Execution, subscription, delivery and fulfillment for its part of this Agreement and of the Promissory Notes are comprised in its corporate purpose, have been duly authorized by all pertinent corporate means, and are not in conflict with, nor are inconsistent with, nor result in a breach of (i) its By-laws in effect per the date of this Agreement; (ii) to the best of its knowledge, any law applicable to itself per the date of this Agreement; (iii) any term, condition, obligation or contractual restriction whatsoever that binds it or affects fulfillment of its obligations under this Agreement; (iv) nor result in creating or imposing any Lien on any of its properties or assets, nor any obligations for its account under any agreement or understanding where it is party to, and which is in effect per the date of this Agreement.

      (c) Except for the provisions of this Agreement, per the date when it is executed, this instrument does not require any authorization or registration whatsoever by or before any Government Authority for the due execution, subscription, delivery and fulfillment for its part of this Agreement and of the Promissory Notes, nor for these to be legal, valid or payable on demand.

      (d) This Agreement constitutes, and the Promissory Notes, once signed by "Guarantor", shall constitute legal and valid obligations, payable on demand against guarantor according to their respective terms.

      (e) Its audited and consolidated financial statements for the fiscal year ended December 31, 2004, and its profit and loss statements and statements of changes in the financial position consolidated for that period, and its consolidated financial statements per

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December 31, 2005, and its profit and loss statements and consolidated statements of changes in the financial position for that period have been prepared according to GAAP, and adequately reveal its financial standing and the consolidated results of operations during and for the period included therein.

      (f) All material information (considered altogether), provided in writing per this date to Bank, for its part or for its account for purposes of or in relation to this Agreement or any operation contemplated herein is, and any other similar material information (considered altogether) provided in writing since this date, for its part or for its account, shall be complete and precise in any significant aspect per the date when such information refers to, and shall not omit any significant fact that must necessarily be communicated in a manner that such information (considered altogether) does not lead to error at such time, based on the circumstances whereby it was provided.

      (g) Per the date of this Agreement, there is no pending action, complaint or proceeding whatsoever; or that to the best of its knowledge is imminent before a court, Government Authority or any arbiter, or against itself or against its respective assets, that might adversely and significantly affect its financial standing or its main operations, or its capacity to comply with the obligations derived for itself from this Agreement and from the Promissory Notes.

      (h) Per the date of this Agreement it is not in arrears in any debt or important understanding where it is party to or whereby it may be bound, where the principal amount exceeds US$1,000,000.00 (One Million Dollars 00/100 or equivalent in Mexican Pesos).

      (i) As of December 31, 2005, date of the last available financial statement, there has not occurred any event or condition on or before the date of this Agreement, that has or might have a significantly adverse effect on the business dealings, assets, obligations or condition (financial or any other) that may affect the result of its operations or projects, or its capacity to comply with its obligations derived from this Agreement and from the Promissory Notes.

      (j) It is willing to guaranty exact and prompt fulfillment of all and each of the obligations of Borrower according to this Agreement and to the Promissory Notes, and bind itself to the terms thereof.

      (k) The persons executing this Agreement on its behalf and representation enjoy all sufficient powers of attorney and authority, as well as corporate authorizations necessary to execute this Agreement on its behalf and representation, and to bind Guarantor to the terms and conditions stipulated herein, which powers of attorney, authority and corporate authorizations have not been revoked or limited in any manner whatsoever.

      III. Bank manifests through its legal representatives, that:

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      (a) It is a corporation duly organized and existing according to the Laws of Mexico.

      (b) Execution, subscription, delivery and fulfillment by Bank of this Agreement are included in its corporate purpose, have been duly authorized through all appropriate means and are not in conflict with, nor are inconsistent with, nor breach (i) its by-laws in effect per the date of this Agreement, nor
(ii) to the best of its knowledge, any law, term, condition, obligation or contractual restriction whatsoever binding or affecting it; nor any obligations for its account under any agreement or understanding where it is party to.

      (c) No authorization or registration by or before any Government Authority is necessary for Bank to duly execute, subscribe, deliver and fulfill this Agreement, nor for it to be valid, valid or enforceable.

      (d) This Agreement constitutes legal and valid obligations, enforceable against itself according to the respective terms set forth herein.

      (e) There is no pending action, complaint or proceeding whatsoever, or that to the best of its knowledge is imminent before a court, Government Authority or any arbiter, against itself or its respective assets, that might adversely and significantly affect its financial standing or its operations, or its capacity to fulfill its obligations derived from this Agreement.

      (f) Based on the above representations by Borrower and by Guarantor and according to the terms and subject to the conditions provided for in this Agreement, it has agreed to make available to Borrower a loan for as much as a principal amount equal to P$2,100,000,000.00 (Two Billion One Hundred Million Mexican Pesos 00/100).

      (g) The persons executing this Agreement on its behalf and representation enjoy all sufficient powers of attorney and authority, as well as corporate authorizations necessary to execute this Agreement on behalf of and representing Bank, and to bind the latter to the terms and conditions stipulated herein, which powers of attorney, authority and corporate authorizations have not been revoked or limited in any manner whatsoever.

      IN VIRTUE OF THE ABOVE, based on the Representations set forth by Borrower and Guarantor in this Agreement and that constitute the determinant grounds of the disposition of the Bank to execute this Agreement, the parties bind themselves according to the terms and conditions of the following clauses:

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                                     CLAUSES

                                      FIRST
                           DEFINITIONS, INTERPRETATION

      1.01. Definitions. For purposes of this Agreement, the following terms shall have the meaning attributed to them below:

"AFFILIATED COMPANY" in relation to any Person, means any other Corporation who direct or indirectly controls, is controlled by, or is under joint direct or indirect control with such Corporation. For purposes of this definition "control" (including, with corresponding meanings, the terms "controlled", "controlled by", "under joint control with") in relation to any Corporation, shall mean direct or indirect authority to direct or influence in conducting the management and policies of such Corporation, either by holding title over voting securities, through an agreement or in any other manner. For purposes of this Agreement, GT, News Corporation, The DirecTV Group, Inc. and any other Corporations holding shares or corporate parts in Borrower, and the respective Subsidiaries and Affiliated Companies of these Corporations, shall be considered Affiliates of Borrower.

"CALCULATING AGENT" means Bank.

"SUBSTITUTE CALCULATING AGENTS" mean the three participants (excluding the Affiliates of Bank) who, per the Date of Early Payment are the most active in terms of number and volume of Operations of Derivates in the Mexican Derivates Market, according to the final determination issued by Bank and approved in writing by Borrower.

"CAPITALIZABLE LEASE" means, in the manner applied to any Corporation, any lease of any property or asset where the current value discounted from debts on account of rent and other lease obligations of such Corporation, in its capacity as lessee, according to GAAP, must be capitalized and entered in the general balance sheet of such Corporation as capitalizable lease, and

"CAPITALIZABLE LEASE OBLIGATIONS" means the current value discounted from the obligations to pay lease and other lease obligations of such Corporation as lessee in such lease, determined according to GAAP.

"GOVERNMENT AUTHORITY" means any secretariat, administrative department, agency, commission, office, meeting, regulating authority, registry, government entity, corporation or other committee, entity or government court (including without limitation, bank and tax authorities), that pertains to, or is property of, or controlled by Mexico, or any political subdivision of Mexico, that in each case exercises executive, legislative, judicial, regulatory or administrative functions.

"NOTICE OF DRAW" has the meaning attributed to such term in item (a) of Clause
2.02 of this Agreement.

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"CAPITAL STOCK" in respect to any Corporation, means all shares, corporate parts, interest, participation or equivalent (however named, either with or without voting rights), representing the capital stock of such Corporation, whether currently outstanding or issued after the date of this Agreement.

"CASE OF NONCOMPLIANCE" has the meaning attributed to such term in Clause 6.01 of this Agreement.

"COST OF BREACH IN FUNDING" means any loss or cost incurred in, or in which any one of the parties might have hypothetically incurred in, derived (i) from early payment of the Loan, according to Clause 2.04 of this Agreement, or (ii) resulting from a partial draw against the Loan according to Clause 2.01 of this Agreement.

"LOAN" means the loan made available by Bank to Borrower according to the terms and subject to the conditions of this Agreement, for as much as a principal amount of P$2,100,000,000.00 (Two Billion One Hundred Million Mexican Pesos 00/100).

"DETERMINATION THROUGH VALUATION METHOD" has the meaning attributed to such term in item (c) Clause 2.04 of this Agreement.

"DERIVATES" in respect to any Corporation, means any kind of derived operations, including without limitation, futures on capital, coverage of capital, currency exchange operations, futures on currencies, operations involving exchange of interest rates, exchange options or similar operations or combinations of the above-mentioned operations, and all obligations of such Corporation, direct or contingent, that secure the obligations of another Person with respect to the operations mentioned above.

"DEBT" in respect to any Person, without duplicating, means (i) all obligations on account of payment received under loan, (ii) all obligations documented in bonds, liabilities, promissory notes or similar instruments, (iii) all obligations to pay the deferred purchase price of goods or services, the price of which reaches maturity beyond a one-year period since the date when title and ownership thereof was received, or when such services were rendered, and that are subject to interest, (iv) all obligations of such Corporation as lessee according to Capitalizable Leases, (v) all obligations incurred in by such Corporation in relation to financing for exportation. Without prejudice of the above, Obligations shall not include liabilities referring to: (A) Accounts receivable or Liabilities derived from or incurred in through the normal course of the business (including without limitation, payments to programmers; purchase of current assets, such as decoding boxes, dish antennas, intelligent cards, "LNBs" devices and remote controls; payments to masters, distributors and repairmen; payments of liabilities on account of satellite and transponder, etc. services, even if such liabilities are due within a period above one year), (B) all obligations (present, past or future) incurred in by purchasing the assets of companies engaged in the same line of business (including modifications or changes in these arising from technological innovation or convergence) by Borrower or its Subsidiaries, including

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purchase of shares, corporate parts, participation, lists of subscribers, subscriber systems, among others, (C) any account payable without an express financial cost, (D) federal, state and local taxes, income tax, assets tax or other taxes of Mexico, of the United States of America or of any other jurisdiction, including withholdings applied to workers according to the applicable social security and social provision laws, (E) amounts received by Borrower or its Subsidiaries in virtue of deposit agreements or other agreements with third parties on rendering services in advertising, restricted television and related or other services by those third parties, whether evidenced in money, promissory notes, accounts receivable or other assets, (F) endorsements of negotiable instruments for deposit or collection, or similar operations in the ordinary course of business, (G) Debt for the account of Borrower and in favor of (x) any Affiliate or (y) Borrower or any Subsidiary of Borrower, respectively; (H) any Liability cancelled or settled according to the documents evidencing such Liability, (I) Liability as lessee, guarantor, or for obtaining services or ownership of satellites or transponders (regardless of whether those leases are classified as Capitalizable Leases).

"BUSINESS DAY" means any day, except Saturday and Sunday, and any obligatory day of rest in Mexico City, or a day when banking institutions are authorized or obliged by the law or other government provision to remain closed.

"DRAW" means the money disbursement made by Bank in favor of Borrower for as much as the amount of the Loan, according to the terms and subject to the conditions of this Agreement.

"DOLLARS" and the sign US$ mean the lawful currency of the United States of America.

"CONSOLIDATED EBITDA" means, in regard to any period (without duplication), in respect to Borrower and its Subsidiaries, the sum of consolidated profit on operation (determined according to GAAP) for such period, before depreciation and amortization.

"DRAW DATE" means the date specified in the Notice of Draw, which may not exceed April 28, 2006.

"DATE OF EARLY PAYMENT" has the meaning attributed to such term in item (b) Clause 2.04 of this Agreement.

"INTEREST PAYMENT DATE" means the last day of each Interest Period.

"OFFICER IN CHARGE" means, with regard to any Corporation, the Chief Executive Officer, the Finance Officer, the Comptroller, the Legal Manager or any legal representative with sufficient power on behalf of such Corporation, as long as such legal representative has the title of officer in such Corporation.

"CONSOLIDATED FINANCIAL EXPENSES", for any period (without duplicating) means Expenses on account of Consolidated Interest of that period, excluding the principal component of income in relation to Capitalizable Lease obligations or any other liability assumed to purchase, launch, render satellite or transponder services and/or finance these, paid by Borrower and its Subsidiaries, and interest payable on obligations with Affiliates and Subsidiaries.

"EXPENSES ON CONSOLIDATED INTEREST", for any period, means total gross expenses through interest for Borrower and its consolidated Subsidiaries, attributable to such period according to GAAP.

"LIEN" with respect to any property, good or asset of a Corporation, means any mortgage, pledge, collateral securities or market pledge, trust, surety, affectation or limitation of title, bond, attachment, burden or any other lien or guaranty of any kind or any preferential agreement over such property, good or asset of such Corporation that has the practical effect of creating an interest or personal guaranty or lien over such property, good or asset.

"GRUPO SALINAS" means any of the following Persons, as well as any Affiliate or Subsidiary of these: Ricardo Salinas Pliego, Grupo Elektra, S.A. de C.V.; Grupo Iusacell, S.A. de C.V.; TV Azteca, S.A. de C.V.; Biper, S.A. de C.V:, Unefon, S.A. de C.V.; Banco Azteca, S.A., Institucion de Banca Multiple; Seguros Azteca, S.A. de C.V. or Afore Azteca, S.A. de C.V., Administradora de Fondos para el Retiro. For purposes of this definition, subsidiary means any corporation where any party holds more than 50% (fifty percent) of the voting shares, either directly or indirectly through corporations, associations, trusts or other entity or legal act, or else where, under any title, enjoys authority to name the majority of the members of the board of directors or equivalent committee, or determine the operating policies of the Corporation involved.

"TAXES" has the meaning attributed to such term in item (a) Clause 2.10 of this Agreement.

"CONSOLIDATED LEVERAGE INDEX" means Debt per the last day of any fiscal quarter period, divided by the Consolidated EBITDA per that date (based on the last four
(4) quarter periods ending in that quarter period).

"INTEREST COVERAGE INDEX", for any period, means the correlation of (i) Consolidated EBITDA for that period, divided by (ii) Consolidated Financial Expenses for the same period in respect to which the Consolidated EDITBA was calculated.

"ENVIRONMENTAL LAW" means all applicable environmental, health and security laws, either federal, state, municipal or local, including without limitation, the General Law of Ecological Balance and Protection of the Environment and its Regulations, the Law of National Waters and its Regulations, the General Health Law (in the means it is related to environmental matters), Federal Regulations on Security, Hygiene and Working Environment (in the means related to environmental matters), and all Mexican Official Standards and state laws that establish the maximum permissible limits of emissions by fixed sources of polluting areas, discharges of polluting waste water into bodies or water or sewage systems, requirements on handling, transporting and disposing of any hazardous materials, and requirements concerning hazardous waste and health and security measures at work.

"MEXICO" means the United Mexican States.

"MOODY'S" means Moody's Investors Service, Inc. and successors.

"PRINCIPAL BUSINESS" means business activities in the same line of business engaged in by Borrower or its Subsidiaries on the execution date of this Agreement, which shall include adaptations, modifications and/or implementations that result in such business derived from innovation and/or technological convergence, as well as from new trends in the industry of telecommunications and related services.

"MARKET DERIVED OPERATIONS" mean derived financial operations, including among others, futures, options or swaps, over various subjacent assets, including securities, reference rates and currencies, executed with the purpose of protecting against a risk associated to other assets or liabilities.

"PROMISSORY NOTES" has the meaning assigned to this term in Clause 2.02 (b) of this Agreement.

"INTEREST PERIOD" means every period of approximately one (1) month based on which interest earned from principal past due of the Loan shall be calculated; in the understanding that (i) the first Interest Period shall begin on the Draw Date and end on the immediately following calendar month, on the date that numerically corresponds to the day when the draw from the Loan was made, (ii) every following Interest Period shall begin on the day after the last day of the immediately previous Interest Period and end on the calendar month immediately after the month when the immediately previous Interest Period ended, on the day that numerically corresponds to the day when the draw was made against the Loan,
(iii) any Interest Period in effect on the maturity date of the Loan shall end on that date, and (iv) if the calendar month when an Interest Period must end does have a day that numerically corresponds to the day when such Interest Period began, or to the day when the immediately previous Interest Period expired, as the case may be, such Interest Period shall end on the last day of that calendar month.

GAAP" means, on the date when respectively applied, generally accepted accounting principles in Mexico, consistently applied; or accounting principles which, as the case may be, substitute generally accepted accounting principles in Mexico, consistently applied per the date of this Agreement.

"PERSON" means any individual or corporation, trust, company, civil or business corporation, irregular corporation, joint venture or any other business entity, association, government, government agency or Government Authority or any other kind of government agency.

"PESOS" and P$ mean the lawful currency of Mexico.

"ENVIRONMENTAL COMPLAINTS" means all and any action, claim, requirement, complaint, lien, notice of noncompliance or violation, investigation or administrative, regulatory or judicial procedure that is in any manner related to the Environmental Law or to any permit issued according to any Environmental Law (hereinafter "Complaints"), including without limitation (a) all and any Complaint by Government Authorities in connection with measures of execution, cleaning, removal or repair, or other action or damage in terms of any applicable Environmental Law, and (b) all and any Complaint by any third party claiming damages, contribution, indemnification, reimbursement of expenses, compensation or suspension resulting from any hazardous materials or that derive from damage or threat of hazards against health, security or the environment.

"S&P" means Standard % Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and successors.

"SUBSIDIARY" means, with respect to any Corporation, any civil or business corporation, association, joint venture, limited liability company, trust, property or any other Person where (or in which ) more than 50% (fifty percent) of (a) in the case of a company, the voting shares issued and outstanding of Capital Stock; (b) in the case of a limited liability company, association or joint venture, the corporate parts or participation in Capital Stock or profit of such limited liability company, association or joint venture; or (c) if it is a trust or similar figure, the right to participate in the property of such trust, is at that moment, direct or indirectly, either property of or is controlled by (x) such Corporation; (y) such Corporation and one or more of its Subsidiaries; or (z) one or more of the Subsidiaries of such Corporation.

"SIGNIFICANT SUBSIDIARY", on any date of determination, means any Subsidiary of Borrower, who (i) for Borrower's most recent fiscal year closed represents 20% (twenty percent) or more of the consolidated income of Borrower and its Subsidiaries, or (ii) at the end of such fiscal year owned 20% (twenty percent) or more of the properties and consolidated assets of Borrower and its Subsidiaries, all according to most recent available consolidated financial statements of Borrower for that fiscal year. For purposes of sections (d) [bankruptcy - insolvency proceedings], (e) [expropriation] and (g) [cross default] of Clause 6.01 of this Agreement, if any of the events described in such sections occur and subsist in regard to two or more Subsidiaries of Borrower who are not Significant Subsidiaries, but who, considered as a whole, satisfy one or both requirements provided for in sections (i) and/or (ii) of the immediately preceding enunciation, then such event shall be deemed to have occurred with respect to a Significant Subsidiary. Additionally, for purposes of this Agreement, the term Significant Subsidiary shall always include Corporacion de Radio y Television del Norte de Mexico, S.de R.L. de C.V.

"ORDINARY RATE" means the fixed 8.74% (eight point seventy-four percent) annual rate.

      1.02. Accounting Terms. All accounting terms not expressly defined in this Agreement shall be interpreted, and all financial information that must be provided according to this Agreement shall be prepared and, as the case may be, consolidated according to GAAP.

      1.03. Interpretation of Defined Terms. (a) Terms defined in this Clause First shall apply both to singular and plural forms of such terms. When thus required by the context, any pronoun shall include the corresponding masculine, feminine or neutral gender. Unless otherwise expressly established, all references made to numbers or letters of Clauses, sections, paragraphs or sub-sections refer to Clauses, sections, paragraphs or sub-sections of this Agreement, and all references made to the Attachments, refer to Attachments included with and incorporated to this Agreement as reference. It shall be understood that the words (i) "herein", "hereof", "according to this instrument", "further in this instrument" and words of a similar meaning refer to this Agreement altogether and not to a particular Clause, section, paragraph or sub-section of this Agreement; (ii) "include", "includes" and "including" are followed by the phrase "without limitation whatsoever", unless otherwise expressly established; and (iii) "Asset", "good" and/or "property" have the same meaning and effect and refer to all and each of the assets, goods and properties, both tangible and intangible, including cash, Capital Stock, securities, income, accounts, lease and contractual rights. Additionally, in the manner used in this Agreement, amounts in Dollars followed by the phrase "or equivalent in Pesos" shall be understood referring to the equivalent in Pesos, at the exchange rate published by the Central Bank of Mexico in the Federal Official Gazette on the applicable date of determination.

      (b) It shall be considered that any reference made to (i) any agreement, understanding or instrument includes the reference to such agreement, understanding or instrument, in the means it is modified either fully or partially or in any other manner amended from time to time, and (ii) any law or regulation includes amendments made from time to time, or any law or regulation substituting them.

      1.04. Calculations of Time-Periods. In this Agreement, when calculating a time period from one specific date to a further specific date, the word "from" means "from and including" and the words "to" and "until" mean "until but excluding".

                                     SECOND
                   DRAW AMOUNT AND TERMS; PAYMENT OF THE LOAN

      2.01. Opening of Loan. Draw. Subject to the terms and conditions set forth in this Agreement, Bank agrees to make available to Borrower on or before the Draw Date and through a single Draw, a loan for as much as P$2,100,000,000.00 (Two Billion One Hundred Million Mexican Pesos 00/100), payable in a single amount as established in Section 2.03 of this Agreement.

      The parties agree that Borrower may in a single act draw the full amount of the Loan or a part of it on or before the Draw Date, according to the terms and subject to the conditions provided for in this Agreement, in the understanding that the principal sum of the Draw shall not include any amount whatsoever of interest, commissions, expenses or other amounts payable by Borrower to Bank according to this Agreement and/or the Promissory Notes.

      Additionally, if Borrower does not draw the full amount of the Loan, but a part of it, the parties agree Borrower shall be bound to pay Bank any Cost of Breach in Funding that, as the case may be, results for Bank.

      2.02 Draw Form. (a) When Borrower wishes to make the Draw in terms of this Agreement, it must issue written notice to Bank at least 24 (twenty-four) hours before the intended Draw Date, in the understanding that such notice shall be considered received on a certain day only if delivered before 11:00 A.M. (Mexico City time) of that day. Such notice (the "NOTICE OF DRAW") shall be irrevocable and must be issued by Borrower substantially in form of Attachment "A", adequately filled out, in order to specify the proposed Draw Date (which must be a Business Day); consequently, if Borrower cancels the Draw of the Loan notified through the Notice of Draw, Borrower must reimburse Bank for any expense or cost (documented and reasonable) thereby incurred in by the latter, including costs of breach of the funding sources of Bank.

      (b) Bank shall make available to Borrower the amount established in the Notice of Draw through a deposit to checking account number 27/9978005 CLABE:
002180002799780052 kept by Borrower with Banco Nacional de Mexico, S.A., Integrante del Grupo Financiero Banamex, precisely on the Draw Date, subject to
(i) that all the conditions of Clause 3.01 of this Agreement have been duly and promptly fulfilled and satisfied, and (ii) delivery to Bank of two non-negotiable serried Promissory Notes, subscribed by Borrower and signed as guaranty by Guarantor in a manner substantially the same as Attachment "B" (the "PROMISSORY NOTES"), to the order of Bank, and that add up to the amount of the Loan to be disbursed notified in the Notice of Draw, in the understanding that Bank will notify Borrower on or before the Draw Date of the amounts that correspond to each of those Promissory Notes. Borrower agrees and acknowledges that subscription of the Promissory Notes is not and must not be considered as payment of the Loan.

      2.03. Payment of Loan. Payment of Principal of Loan. Borrower shall restore to Bank principal of the Loan which it has drawn according to this Clause, in a single payment of principal, 120 (one hundred twenty) months after the Draw Date.

      2.04. Voluntary Early Payment.

      (a) Borrower may fully or partially pay in advance the balance due of the Loan, as long as it complies with the provisions set forth herein, unless Bank issues written waiver of fulfillment of one or several of such conditions; (i) Borrower must irrevocably notify Bank in writing that it plans to make early payment for all or part of the balance past due of the Loan, at least 5 (five) Business Days before the date of such early payment; (ii) any early payment shall be for at least P$50,000,000.00 (Fifty Million Pesos), in the understanding that such early payment must always be in multiples of P$10,000,000.00 (Ten Million Pesos); (iii) together with such early payment, the party thereto obliged according to this Agreement must, on the Date of Early Payment pay for the resulting costs of Breach in Funding; (iv) together with the early payment, Borrower must pay ordinary interest in effect earned per that date and due with respect to the amount of the early payment; (v) Borrower may not again dispose of amounts paid in advance; and (vi) the early payment or payments shall be applied in the order established in Clause 2.08 (b) of this Agreement.

      (b) Without prejudice of other provisions applicable to early payments, in the event that Borrower makes full or partial early payment of the balance due of the Loan, when or before 36 (thirty-six) months have passed since the Draw Date, Borrower shall be obliged to, on the same date of the early payment (the "DATE OF EARLY PAYMENT"), reimburse Bank for any Cost of Breach in Funding by Bank. Thus, if Borrower makes a full or partial early payment of the balance due of the Loan once 36 (thirty-six) months have passed after the Draw Date, the party suffering a loss or cost incurred in or where it might have hypothetically incurred in derived from early payment of the Loan must be indemnified by the other party on the Date of Early Payment in the case of Bank, and in the periods mentioned in section (f) below, in case of Borrower, with the Cost of Breach in Funding which, as the case may be, results.

      (c) In any case, the Cost of Breach in Funding shall be conclusively determined by the Calculating Agent according to any of the following methods, in the order in which they appear:

      First. The Cost of Breach in Funding shall be determined based on the quotation price of the corresponding operation that, as the case may be, is in effect on the Date of Early Payment determined by Bank, based on valuation methods or models of Market-Derived Operations that, per the date when the Cost of Breach in Funding and in the ordinary development of its operations, is used by Bank according to the applicable provisions, financial practice and general and specific rules of the Central Bank of Mexico (the "DETERMINATION THROUGH VALUATION METHOD"). To reach the Determination through Valuation Method, the Bank must observe the following principles:

      (i) The applicable method must recognize relevant information of the market involved, including among others, interest rates, market prices of certain securities, yields, yield curves, volatilities, differentials or margins, or correlations: (x) provided by one or more third parties, including providers of prices, other financial intermediaries, without limitation, or (y) obtained from internal sources (including any related company of Bank), as long as they are the same as those used by Bank in the ordinary course of its operations. In any case, aforementioned information must correspond to the date when the Cost of Breach in Funding is determined;

      (ii) The method may incorporate the funding cost for Bank, as long as it has not been previously included in information previously used in aforementioned method;

      (iii) The method may include the use of several valuation methods of Market-Derived Operations, based on the type, complexity, size or number of these; and

      (iv) For purposes of all of the above, as Calculating Agent, through the certificate that it issues to Borrower, in addition to the cost of Breach in Funding to be paid by Borrower, Bank shall also disclose the procedure followed to determine it.

      Second. If Borrower objects in writing and in a reasonably well-founded manner against the certificate issued by the Calculating Agent according to the above terms within the first two (2) Business Days after it is issued and delivered by the Calculating Agent to Borrower, through previous written notice that, as the case may be, is issued to Borrower by Bank, the latter shall determine who must act as Substitute Calculating Agents and ask them to provide a quotation, following the same principles as those to Determine the Valuation Method, and the average of the Cost of Breach in Funding determined by the Substitute Calculating Agents shall be the Cost of Breach in Funding that shall be applied for purposes of this Agreement, which shall be obligatory for the parties hereto.

      (d) If Borrower should in any manner object against the determination by the Calculating Agent and by the Substitute Calculating Agents, or does not pay the Cost of Breach in Funding together with the early payment of the Loan, Bank shall be entitled to reject the early payment of the Loan and Borrower shall forfeit the right to make early payments of the Loan.

      (e) The same procedure referred to in this Clause shall be applied if the early payments result from early maturity of the Loan because of one of several of the Cases of Noncompliance.

      (f) If when calculating the Cost of Breach in Funding because of an early payment made 36 (thirty-six) months after the Draw Date, there results a positive amount in favor of Borrower, within the first 2 (two) Business Days after actually receiving the early payment Bank shall reimburse such amount to Borrower; however, in the understanding that: (i) Borrower may not compensate or withhold any amount whatsoever of the early payment on account of the Cost of Breach in Funding that, as the case may be, results in its favor; and (ii) Borrower shall not be entitled to, as the case may be, receive the Cost of Breach in Funding if the early payment results from early maturity of the Loan due to one or several Cases of Noncompliance.

      (g) On date when paying the Cost of Breach In Funding, Borrower must pay Bank amounts that result for its account, as the case may be, as established in Clause 2.10 of the Agreement (Taxes).

      (h) In case of partial Voluntary Early Payment according to this Clause, Borrower must subscribe and deliver Bank a new Promissory Note which substitutes the Promissory Notes then in possession of Bank, reflecting amounts prepaid on that date. Against delivery of the new Promissory Note to Bank, the latter must return to Borrower the substituted Promissory Notes duly canceled. If the Voluntary Early Payment is for the full amount of the Loan, Bank must return to Borrower the substituted Promissory Notes duly canceled. In cases where Bank must return the substituted Promissory Notes duly cancelled, the parties agree that Bank shall have three (3) Business Days to return aforementioned Promissory Notes after the corresponding early payment.

      2.05. Ordinary Interest. (a) Without previous request, Borrower shall pay Bank ordinary interest on principal past due of the Loan during every Interest Period, since the Draw Date until the date when principal due of the Loan is paid in full, interest that shall be payable on every Interest Payment Date at a yearly interest rate equal to the Ordinary Rate.

      2.06. Penalty Interest. Principal past due and not paid over any credit to the Loan shall be subject to interest since the day after maturity until it is paid in full, at an annual interest rate applicable during every day such amount continues past due equal to the result of adding 200 (two hundred) basic points to the Ordinary Rate.

      2.07. Calculation of Interest. Interest according to this Agreement and the Promissory Notes shall be calculated based on a 360 (three hundred sixty) day year and the number of days actually passed, including the first, but excluding the last of those dates.

      2.08. Payments. (a) All payments to be made by Borrower to Bank according to this Agreement and the Promissory Notes shall be made no later than 14:00 hours (Mexico City time) on the date when due, through automatic charge made by Bank to account 27/9978005 CLABE: 002180002799780052 kept by Borrower with Bank, or in any other location or manner duly notified in writing by Borrower to Bank. Borrower hereby instructs and authorizes Bank to charge against Borrower's aforementioned account all payments Borrower must make to Bank according to this Agreement and the Promissory Notes.

      (b) Any payments made by Borrower to Bank in relation to this Agreement shall be applied in the following order: (i) to pay any Taxes for the account of Borrower, (ii) pay any expenses and commissions resulting against Borrower according to this Agreement, (iii) pay any penalty interest due, (iv) pay any ordinary interest due, and (v) pay any amounts of principal due.

      2.09. Payments and Interest Periods with Maturity on Non-Business Days. If any payment due under this Agreement and/or the Promissory Notes must be made on any day other than a Business Day, such payment shall be made on the immediately previous Business Day.

      2.10. Taxes. (a) Borrower shall pay Bank all amounts of principal, interest and other amounts payable according to this Agreement and the Promissory Notes free, exempt, and without deduction on account of any Tax currently or further applicable to such amounts that is payable in any jurisdiction, except for income tax (or any substitute tax) payable by any creditor on total income or assets according to the laws, regulations and other legal provisions of Mexico. If on any occasion any authority of any jurisdiction who is entitled to, imposes, applies or collects any tax, government charge, contribution, tribute, withholding, deduction, burden, Lien or other tax liability together with interest, surcharges, sanctions, fines or charges derived thereof ("TAXES") on or in relation to this Agreement or the Promissory Notes, or any such payment necessary according to them, Borrower (and, as the case may be, Guarantor) shall, on behalf of Bank pay to the corresponding tax authority the sum of any of such Taxes, and pay to Bank additional amounts required to assure that Bank receives the full amount which it would have received if such Taxes had not been paid or withheld, and shall deliver to Bank the original receipts or other evidence satisfactory to Bank concerning payment of any Tax within 30 (thirty) days after the date when such Tax is enforceable and payable, according to the applicable legal provisions; all of the foregoing, unless any of such Taxes result from serious negligence, deceit or bad faith of Bank, or such Taxes are applicable on account of income tax (or any substitute tax) payable by any creditor on its income or total assets according to the laws, regulations and other legal provisions of Mexico.

      (b) Bank shall immediately notify Borrower of any request, notice, demand for payment or any other notice received by Bank from any authority with respect to Taxes, for Borrower to promptly attend such request, notification, demand or notice, pay such Tax, and hold Bank harmless with respect to such request, notification, demand for payment or notice, in the understanding that in such case Bank shall deliver to Borrower any document that is in possession of Bank, or a copy of it, as required by Borrower in connection with any procedure with respect to such request, notification, demand for payment or notice.

      (c) The obligations for Borrower according to this Clause 2.10 shall subsist over all other obligations for Borrower according to this Agreement and the Promissory Notes.

      2.11. Opening Commission. Borrower must pay Bank a commission on opening the loan equal to 0.125% (zero point one hundred twenty-five percent) of the amount drawn of the Loan, which shall be paid on the Draw Date, in which respect Borrower hereby express and irrevocably authorizes Bank to deduct the amount of such commission against the Draw made on the Draw Date.

                                      THIRD
                             CONDITIONS FOR THE DRAW

      3.01. Conditions Prior to the Draw. The obligation for Bank to make the Draw shall be subject to the condition that Bank receive the following Documents on or before the Draw Date, and that on or before the Draw Date the following precedent conditions have been satisfied, in the manner and grounds acceptable to Bank and its legal counsels:

      (a) Bank must have received an original copy of this Agreement, duly signed by Borrower and Guarantor;

      (b)   Bank has received the Notice of Draw;

      (c) Bank must have received (i) certified copy of the public documents (with registration data) containing the articles of incorporation of Borrower and a simple copy of the respective public document containing the incorporation of Guarantor; (ii) copy of the public document (without registration data) containing the by-laws in effect of Borrower and of Guarantor per the date of this Agreement, and (iii) copy of the consolidated and audited annual financial statements per December 31, 2004 and the consolidated internal annual financial statements per December 31, 2005, in both cases of Borrower;

      (d) Bank must have received Borrower's and Guarantor's documents disclosed in Attachment "C" of this Agreement;

      (e) Bank must have received (i) a certificate by the Secretary of the Board of Directors of Borrower and of Guarantor evidencing the corporate authorizations and powers of authority of Borrower or of Guarantor, as the case may be, to subscribe this Agreement and the Promissory Notes, and to comply with the obligations set forth therein; and (ii) certified copy of the public documents (without registration data) evidencing the legal capacity and authority of the persons who subscribe this Agreement and the Promissory Notes on behalf of Borrower and of Guarantor, as well as other documents that must be subscribed according to them;

      (f) Bank must have received a certificate issued by a Officer in Charge of Borrower and of Guarantor as established in Attachment "D" of this Agreement, certifying that the hand signatures affixed on it belong to the officers authorized to subscribe this Agreement and the Promissory Notes;

      (g) That the representations by Borrower and by Guarantor set forth in this Agreement are true, complete and correct in all such aspects, and per the Draw Date as if such representations had been issued on the Draw Date;

      (h) That on or prior to the Draw Date, there has not occurred nor subsists any Case of Noncompliance or event that through a notification or with the passing of time, or both, would constitute a Case of Noncompliance;

      (i) On or prior to the Draw Date, Bank has received the Promissory Notes subscribed by Borrower to the order of Bank and signed to guaranty payment by Guarantor, documented in the Loan;

      (j) Bank must have received from Borrower payment of all and each of the commissions, fees, expenses and other costs of Bank that according to this Agreement must be paid by Borrower on that date.

                                     FOURTH
                       AFFIRMATIVE AND NEGATIVE COVENANTS

      4.01 Affirmative and Negative Covenants. As long as the Promissory Notes continue fully or partially due, and as long as Borrower has any liability according to this Agreement, except for obligations for Borrower subsisting according to Clause 2.10 (c), unless otherwise consented in writing by Bank, Borrower (and not Guarantor) binds itself to the following:

      (a) Compliance with Laws and Payment of Taxes. Comply with, and see that each of its Significant Subsidiaries in all important aspects comply with the laws, rules, regulations and applicable ordinances (including Environmental
Laws), including without limitation, payment when due of all Taxes for the account of Borrower or those Significant Subsidiaries, or that derive from their respective assets, as well as contributions, government charges and burdens determined against themselves, taxes or payments required, except, (i) with respect to such laws, rules, regulations and applicable ordinances (including Environmental Laws), in the means that noncompliance of these may not, individually or collectively, have a significant adverse effect on the Principal Business or properties of Borrower or of its Significant Subsidiaries; and (ii) with respect to such Taxes, in the means that they are objected against in good faith through the appropriate procedures, filed and conducted promptly and diligently, or that failing to pay them is not reasonably expected to have an adverse consequence on the capacity of Borrower to pay the Loan or comply with the obligations derived from this Agreement and/or the Promissory Notes, and for which Borrower or the corresponding Significant Subsidiary, as the case may be, establishes adequate reserves according to GAAP.

      (b) Legal Capacity and Conducting of Business. Borrower shall continue to engage in the same kind of activities and business as at present, contemplating normal variations occurring in its business derived from innovation or technological convergence or from trends arising in the field of its industry, and shall preserve and maintain, and see that each of its Significant Subsidiaries preserves and maintains its legal existence, rights (either statutory or legal), licenses, authorizations, concessions, permits, notices, intellectual or industrial property rights, registrations and franchises (the "Rights") that are considered relevant for its Principal Business; in the understanding that neither Borrower nor its Significant Subsidiaries shall be bound to maintain their legal existence in relation to a merger or consolidation carried out as established in Clause 4.02 (b); and also in the understanding that neither Borrower nor its Significant Subsidiaries shall be obliged to preserve any Right, if any of them, based on their own judgment, good faith, determine that the preservation of these is not commercially desirable for Borrower or for any of its Significant Subsidiaries, as the case may be, and that the loss of such Right cannot be expected to have an adverse consequence on the capacity of Borrower to pay the Loan or comply with the obligations derived for itself from this Agreement and/or the Promissory Notes. Under no circumstances must this obligation be interpreted as a limitation for Borrower or its Significant Subsidiaries against beginning or combining new businesses related to the telecommunications and related business.

      (c) Information Requirements. Provide Bank:

      (i) As soon as available, but in any case, within the first 180 (one hundred eighty) calendar days immediately after the close of each fiscal year, copy of its audited consolidated financial statements for that fiscal year, that include the general balance sheet, consolidated profit and loss statements, statements of changes in the financial condition and variations in net worth for that fiscal year, according to GAAP, together with an audit report issued by any independent public accountant firm recognized in the jurisdiction where it is located.

      (ii) As soon as available, but in any case, within the first 90 (ninety) calendar days immediately after the close of every fiscal year quarter period (excluding the fourth calendar quarter period), the balance sheet per the end of that quarter period, and profit and loss statements for that quarter period and for the period initiated at the end of the previous fiscal year and ended at the close of such quarter period, as the case may be, consolidated according to GAAP, signed by an Officer in Charge;

      (iii) Simultaneous to Borrower delivering the financial information referred to in sections (i) and (ii) above, Borrower shall deliver to Bank a certificate by an Officer in Charge, that includes all information and calculations necessary to determine compliance by Innova of section (i) and (ii) of Section (a) of Clause 4.02 of this Agreement.

      (iv) As soon as possible, but in any case, within the first 10 (ten) Business Days after the date when it has or must be informed of the existence of any Case of Noncompliance or an event that, through notice or by the passing of time, or both, would constitute a Case of Noncompliance, an evidence signed by an Officer in Charge providing details of such Case of Noncompliance or event, and the means that have been undertaken or proposed to be undertaken in this respect;

      (v) As soon as initiated, but in any case, within the first 5 (five) Business Days after receiving summons or notice of any action, complaint or administrative, arbitration or judicial procedure where Borrower or any of its Significant Subsidiaries is party, and that may, individually or jointly, have an adverse and significant effect on the Principal Business or properties of Borrower or of its Significant Subsidiaries, a notice signed by an Officer in

            Charge of Borrower, describing the nature of such action, complaint or procedure, and the measures undertaken or proposed in this respect;

      (vi) Any other information concerning the financial standing or operations or of any other nature of Borrower and/or of any of its Significant Subsidiaries that is reasonably requested at any time by Bank.

      (d) Insurance. Obtain and keep valid and see that each of its Significant Subsidiaries obtain and keep valid adequate insurance with recognized insurance companies to protect their assets, against risks and for as much as the amounts required according to the adequate administrative procedures, and that are normally obtained by companies with similar businesses in Mexico as the activities developed by in consolidated manner by Borrower, considering the nature of the business of Borrower and of its Significant Subsidiaries and the location of the insured assets, except for insurance of satellite obligations and of any transponder, and for their operation and performance.

      (e) Accounting Records. Keep and have each of its Significant Subsidiaries keep accounting books and records in a manner that truly reflects their financial position and the results of their operations according to GAAP:

      (f) Inspection Rights. By request from Bank (through the corresponding contact officer), at least 7 (seven) calendar days before, permit the representatives designated in writing by Bank to inspect the accounting records and/or properties of Borrower and of any of its Significant Subsidiaries, and interview their respective officers and outside auditors during business days and hours, keeping confidential the information they have access to.

      (g) Fulfillment of Obligations. Comply with and pay, and have each of its Significant Subsidiaries comply with and pay all their obligations, where the principal amount (individually or collectively with other Debts not settled) is above US$100,000,000.00 (One Hundred Million Dollars 00/100) (or the equivalent in Pesos) or corresponding interest, upon maturity, whether this is conventional, for obligatory early payment or in any other manner as established in each agreement, mortgage, guaranty and other debt instruments binding them, except for such obligations (i) where the amount or validity is being objected against in good faith through appropriate procedures, and for which the adequate reserves have been created according to GAAP and the applicable law, or (ii) where failure to make payment because of such objection cannot reasonably be expected to have a significant adverse effect on the business, assets, liabilities, condition (financial or any other), licenses, operation or projects of Borrower or of any of its Significant Subsidiaries, or on the capacity of Borrower to pay the Loan or comply with the obligations derived from this Agreement and/or the Promissory Notes.

      (h) Destination of the Funds. Borrower shall use the funds of the Loan solely and exclusively to (1) pay (or reacquire) partially and in advance the debt instruments issued by Innova, S. de R.L. de C.V. named Senior Notes with maturity in 2013 for US$300,000,000.00 (Three Hundred Million Dollars, Lawful Currency of the United States of America) and expenses related to the execution of this Agreement and early payment of such Senior Notes, and (2) pay for obligations with financial cost for Borrower. Once having paid the obligations with financial cost mentioned in section (2) above, Borrower shall notify Bank in writing within 5 (five) Business Days after such payment, which obligations and for what amounts were paid with funds from the Loan.

      (i) Priority. Make sure and undertake all necessary action for the obligations of Borrower under this Agreement and the Promissory Notes (i) to at all time constitute an unconditional and insubordinate debt for Borrower; and
(ii) have at least the same payment priority with respect to any other present or future unsecured and insubordinate debt of Borrower, except for obligations against Borrower that according to the Law might enjoy any preference in payment.

      (j) Preservation of Goods, etc. Borrower shall preserve and keep, and shall have each of its Significant Subsidiaries preserve and keep all the goods they require and use or are useful in developing their main activities, in good and normal condition, except for ordinary use and wear, or those, that by nature are in possession of the subscribers of Borrower or its Significant Subsidiaries, or those where the wear or poor condition do not have a significantly adverse effect on the capacity of Borrower to pay the Loan or comply with the obligations derived from this Agreement and/or the Promissory Notes, in the understanding that this provision shall not prevent Borrower or any of its Significant Subsidiaries from discontinuing the operation and preservation of any of their goods, as long as desirable for the development of their business and that such discontinuation, individually or collectively, does not originate a Case of Noncompliance or event that, through notice or by the passing of time or both, would constitute a Case of Noncompliance or were not reasonably expected to have as consequence a relevant adverse effect on the capacity of Borrower to pay the Loan or comply with the obligations derived for itself from this Agreement and/or the Promissory Notes.

      4.02. Affirmative Covenants for Borrower. As long as the Promissory Notes continue fully or partially unpaid, and as long as Borrower has any obligation according to this Agreement, unless otherwise consented in writing by Bank, Borrower (and not Guarantor) binds itself to the following:

      (a) Financial Limitations.

            (i) Borrower shall not permit the Consolidated Leverage Index to at any time exceed 4.0:1 (four point zero to one).

            (ii) Borrower shall not permit the Interest Coverage Index to at any time be below 2.0:1 (two point zero to one).

      (b) Merger, Split-Up, Etc. Not merge, consolidate, split-up, undergo liquidation or dissolution (or permit its liquidation or dissolution), or permit that its Significant Subsidiaries merge, consolidate, split-up, undergo liquidation or dissolution (or that its

Significant Subsidiaries permit such liquidation or dissolution), except that:
(i) any Subsidiary of Borrower may be merged or consolidated in or with (A) Borrower, in the means that Borrower is the absorbing or surviving company, or
(B) any other Subsidiary of Borrower (including any Person who becomes a Subsidiary of Borrower derived from such merger or consolidation); (ii) Borrower or any of its Significant Subsidiaries may be merged or consolidated with any other Persons, as long as (A) in the case of a merger or consolidation of Borrower or of a Significant Subsidiary, Borrower or Such Significant Subsidiary must be the absorbing or surviving company, and (B) there must not exist and subsist any Case of Noncompliance or any event or condition that, through notice or by the passing of time, or both, might constitute a Case of Noncompliance after such merger or consolidation becomes effective; (iii) any Significant Subsidiary may be merged or consolidated with any Person through an adequate consideration to Borrower and its Significant Subsidiaries.

      (c) Sale of Fixed Assets. Innova may sell any of its respective properties or assets, either present or future, as long as the sale in question does not result in Innova breaching any of the Financial Limitations established in section (a) of this Clause 4.02 or there occurs a Case of Noncompliance or event that, through notice or by the passing of time, or both, might constitute a Case of Noncompliance.

      (d) Liens. Innova may create, establish or permit the existence of any Lien of any kind on any of its properties or assets, either present or future, or those of its Subsidiaries, as long as creation, establishment and/or completion of such Lien does not result (i) in any violation of the Financial Limitations established in section (a) of this Clause 4.02, or (ii) a Case of Noncompliance or event that, through notice or by the passing of time, or both, would constitute a Case of Noncompliance.

      (e) Change in the Nature of the Business. Neither Borrower or its Significant Subsidiaries may introduce a substantial change in the line of business and nature of their main activities such as they are conducted per the date of this Agreement; except for changes made through technological innovation or convergence, or changes that because of the nature of the industry are being introduced or imply a natural turn for companies providing telecommunications and related services.

      (f) Investments. Innova may make investments in Persons other than companies who to date are Subsidiaries of Borrower, as long as such investments do not cause Innova to breach any of the Financial Limitations established in section (a) of this Clause 4.02, or otherwise, there occurs a Case of Noncompliance or event that, through notice or by the passing of time, or both, would constitute a Case of Noncompliance.

      (g) Dividend. Innova shall pay dividend either in cash or in species without previous authorization by Bank, as long as the Consolidated Leverage Index does not exceed 4.0:1 (four point zero to one). However, such limitation shall not be extended to the Subsidiaries of Innova, who may pay dividend thus approved by their competent corporate committees.

      4.03. Affirmative Covenants for GT. As long as any Promissory Note continues fully or partially unpaid, and as long as Borrower has any payment liability according to this Agreement, except for the obligations of Borrower that subsist according to Clause 2.10 (c), unless otherwise consented in writing by Bank, GT binds itself to:

      (a) Financial Statements. As soon as available, but in any case, within 180 (one hundred eighty) calendar days immediately after the close of every fiscal year, provide Bank a copy of its audited consolidated financial statements for that fiscal year, that include the general balance sheet, consolidated profit and loss statements, statements of changes in the financial condition and of variations in net worth for that fiscal year according to GAAP, together with an audit report by any independent public accountant firm recognized in the jurisdiction where it is located.

      (b) Inspection Rights. By request from Bank (through the corresponding contact officer), at least 7 (seven) calendar days before, permit the representatives designated in writing by Bank to inspect the accounting records and/or properties of GT and interview its respective officers and outside auditors during business days and hours, sustaining confidentiality over the information which they have access to.

                                      FIFTH
                                   SURETY BOND

      5.01 Surety Bond. Guarantor hereby unconditionally and irrevocably guarantees prompt payment by Borrower of all and each present or future amounts owned by Borrower according to this Agreement and the Promissory Notes, and payment at maturity, whether such maturity is scheduled or early, of the full amount of principal, interest, charges, commissions, as well as exact and prompt compliance of all and each of other obligations derived against Borrower from this Agreement and from the Promissory Notes, including payment of Taxes according to Clause 2.10 and expenses incurred by Bank in exercising its rights according to this Agreement and/or the Promissory Notes according to Clause 7.05 of this Agreement (all such amounts, interest, charges, commissions and other obligations shall hereinafter be the "OBLIGATIONS"). Hereinafter, the surety bond granted by Guarantor according to this Clause shall be the "SURETY BOND".

      In addition to payment or fulfillment of the Obligations, the Surety Bond hereby granted shall secure due compliance by Borrower of any other additional amount that, as the case may be, is disbursed or delivered by Borrower under this Agreement and the Promissory Notes, as well as payment of any other obligation for Borrower derived from restructure, novation, extension or delay of this Agreement, as long as such restructure, novation, extension or delay has been previously approved in writing by Guarantor. To this effect, Guarantor reserves to itself its consent for Bank to grant extensions, delays or renewals concerning payment or fulfillment of the Obligations of Borrower, which Bank must previously obtain in writing in order that this Surety Bond not be considered extinct.

      Additionally, Guarantor binds itself to "as guarantor" subscribe the Promissory Notes established in Clause 2.02 of this Agreement.

      Guarantor guarantees that the Obligations shall be strictly paid according to the terms and conditions stipulated in this Agreement, the Promissory Notes, or any modifications thereof, as long as they have been previously authorized in writing by Guarantor, notwithstanding any legal provision, regulation or ordinance currently or further in effect in any jurisdiction that affects any of such terms or rights of Bank under this Agreement and/or the Promissory Notes. The responsibility of Guarantor according to this Surety Bond shall absolutely and unconditionally subsist, notwithstanding:

      (i) any change in the term, manner or place of payment, or any other term of this Agreement, the Obligations or any other modification or waiver of the original terms of this Agreement, the Obligations or this Surety Bond previously authorized in writing by Guarantor; or

      (ii) any change, release, modification or waiver of the original terms of this Agreement, the Obligations, or any previous consent previously granted in writing for each of such cases by Guarantor, to drift away from the terms stipulated in this Agreement, the Obligations, or any other act or accessory document thereof; or

      (iii) any exchange control system, system limiting transparency of funds or other measure delaying or preventing due fulfillment by Borrower of its Obligations under this Agreement and the Obligations; or

      (iv) any insolvency proceeding, bankruptcy, insolvency or reorganization, or other similar proceeding where Borrower is involved; or

      (v) any other circumstance that might otherwise constitute an exception or release for Borrower.

      The Surety Bond shall continue in effect or shall be reestablished, as the case may be, if at any time payment of any of the Obligations were returned or should have to be in any manner reimbursed to Bank for any reason due to insolvency proceedings or bankruptcy of Borrower, or for any other reason, in which case such payment shall be understood as not made.

      Additionally, the parties expressly agree that the Surety Bond shall subsist until the Bank has been fully paid the entire amount owed to it on account of the Obligations assumed by Borrower in this Agreement, including accessories and other legal consequences, even though: (i) Borrower is granted an extension or delay, as long has these have been previously consented in writing by Guarantor; (ii) Bank releases Borrower from the debt, and because of such release the Obligations are subject to new liens or conditions, in which case such release of debt must be previously consented to in writing by Guarantor; or (iii) Bank does not judicially claim against Borrower fulfillment of the main Obligations within the month after expiration of the term, or when the principal debt becomes demandable at sight, or (iv) during more than 3 (three) months, Bank unjustifiably ceases to pursue the action filed against the debtor.

      For purposes of Article 2813 of the Civil Code for the Federal District and corresponding articles of the Civil Codes of the other States of the Mexican Republic and of the Federal Civil Code, supplementary for any deficiency in mercantile matters, Borrower binds itself to obtain written consent from Guarantor for the waivers referred to in such Article. Copy of such consent must be delivered to Bank within 5 (five) Business Days after it has been obtained.

      5.02. Waiver. (i) Except for the provisions of section (ii) below, Guarantor hereby, and throughout the valid term of this Surety Bond, waives any proceeding, filing, request, objection, notice of acceptance and any other notice with respect to any of the Obligations and this Surety Bond, and any request that Bank or by any of its assigns or transferees, exercise any right or undertake any measure against Borrower or any other Person for the execution of this Surety Bond. Guarantor accepts that if Borrower ceases to partially or fully pay any of the Obligations according to this Clause, Guarantor shall proceed to punctually pay them without requiring request or notice whatsoever, which Guarantor hereby expressly waives, and also expressly waives the benefits of division, order and discussion and the rights granted by articles 3814, 2815, 2822 and 2823 of the Civil Code for the Federal District and corresponding articles of the Civil Codes of the other States of the Mexican Republic and of the Federal Civil code, supplementary for any deficiency in mercantile matters.

      (ii) Notwithstanding the provisions of Clause 5.02 (i) above, before demanding payment from Guarantor, Bank must extra-judicially request payment of the Obligations according to this Agreement, primarily from Borrower (in such case only requiring simple written request for payment issued to Borrower with copy to Guarantor, which the parties agree shall not be necessary through judicial means); consequently, if Borrower does not provide payment within the term established in such request, Bank may claim against Guarantor payment of the Obligations past due through simple written notice as provided in this Agreement.

      5.03. Subrogation. During the valid term of this Surety Bond Guarantor may not exercise any right acquired through subrogation according to this Surety Bond, by virtue of any payment made by them according to this Surety Bond, as long as the Obligations have not been paid in full to Bank, its assigns or transferees. The foregoing, unless Borrower files a voluntary proceeding aimed at reaching insolvency proceedings, in which case such limitation shall not be applicable to Guarantor.

      For purposes of Article 2845 of the Civil Code for the Federal District and corresponding articles of the Civil Codes of the other States of the Mexican Republic and of the Federal Civil Code, supplementary for any deficiency in mercantile matters, the parties agree that Guarantor shall be released from its obligation as long as it cannot subrogate itself in the rights of Bank due to fault or negligence directly attributable to Borrower, and determined through ruling in first instance by a competent judge.

      If Borrower should pay Guarantor any amount on account of such subrogation rights, and any the Obligations are past due, unless payment is made as a result of mercantile bankruptcy proceedings according to the above paragraph, the amount(s) thereby delivered shall be kept under deposit and custody by Guarantor, and shall be delivered immediately to Bank for credit to the balance past due of the Obligations not settled by Borrower, according to this Agreement, in the payment account theretofore instructed by Bank. In such case, Guarantor shall be considered receiver of such amounts, with the obligation to invest them in fixed income instruments in the same currency as the Obligations, in the understanding that yield thereof shall also be delivered to Bank for allocation to the past due Obligations according to the above terms.

      Once the Obligations have been fully settled, Guarantor shall subrogate itself in the rights held by Bank under this Agreement according to the terms of the applicable regulations, in which case Bank shall by no means be responsible for the legitimacy and acceptability of such rights or, as the case may be, with respect to the solvency of Borrower.

                                      SIXTH
                             CASES OF NONCOMPLIANCE

      6.01. Cases of Noncompliance. If there occur and subsist any of the events described below (each one a "CASE OF NONCOMPLIANCE"), through written notice issued by Bank to Borrower with copy to Guarantor at least 5 (five) Business Days before the date when, as the case may be, the period expires to correct the Case of Noncompliance according to this Agreement (i) if the Draw has not occurred, declare extinguished its commitment, and immediately, the obligation for Bank to permit the Draw shall be extinguished, and (ii) if the Draw has not occurred, declare past due and immediately payable principal due of the Loan, interest earned and not paid, and all other amounts payable according to this Agreement, in which case the Promissory Notes, principal due of the Loan, interest earned and not paid, and all other amounts owed by Borrower to Bank according to this Agreement and the Promissory Notes shall fall due and be payable immediately without requiring a filing, requirement, request, objection or any other notice, either judicial or extra-judicial, all of which Borrower hereby expressly waives, in the understanding that, unless otherwise provided for, Borrower shall have 2 (two) Business Days to remedy the Case of Noncompliance referred to in section (n) below:

      (a) If upon maturity (either on a scheduled maturity date, because of early maturity or for any other reason), Borrower does not pay for
            (i) principal of the Loan or of any Promissory Note; or (ii) any amount of interest earned or any amount payable according to this Agreement or the Promissory Notes, and such default in paying interest or any other amount due according to this Agreement or the Promissory Notes, other than the principal amount, were not corrected within 5

            (five) calendar days after the date when such payments should have been made; or

      (b) If any statement issued by Borrower or Guarantor according to this Agreement, or any certification or document delivered by Borrower or Guarantor in compliance of their obligations under this Agreement were incorrect or false in any relevant aspect at the time when made, and such noncompliance is not corrected within 30 (thirty) calendar days after (i) the date when any Head Officer of Borrower or of Guarantor, as the case may be, were informed of such noncompliance, or (ii) the date when Bank notified Borrower or Guarantor of such error, whichever occurs first; or

      (c) If Innova or any of its Significant Subsidiaries or GT (i) default in their obligations or in any of their Debts, or fail in their obligation to secure or pay for any Derivate in one operation or in series of operations, whether or not these are inter-related, if such default involves an amount (individually or collectively with the other Debts not settled) above US$100,000,000.00 (One Hundred Million Dollars 00/100) (or the equivalent in Pesos) or interest thereof when due, whether this is conventional, on account of obligatory early payment or in any other manner, and such noncompliance subsists after expiration of the applicable grace period, as the case may be, stipulated in the agreement or instrument related to such Debt, or otherwise (ii) fails to comply with any other term, pact or condition contained in the agreement or instrument related to such Debts and such noncompliance subsists after expiration of the applicable grace period, as the case may be, stipulated in such agreement or instrument, regardless of whether such Debt is or not declared past due early; or

      (d) If Borrower or any of its Significant Subsidiaries or GT should admit in writing their incapacity to pay their debts, or make a general assignment of properties in benefit of creditors, or mercantile bankruptcy proceedings, or reorganization or similar proceedings were filed against Borrower or any of its Significant Subsidiaries or GT without request or consent by Borrower or its Significant Subsidiaries or GT, as long as such proceedings remain without being rejected or dismissed during a period of sixty (60) calendar days or more; or

      (e) If any Government Authority should confiscate, expropriate or assume custody or control of all or any important part of the properties of Borrower or its Significant Subsidiaries, or displace the management of Borrower or its Significant Subsidiaries, or substantially limit its authority to operate its business or exercise control over any of its Significant Subsidiaries, or of all or any important part of its Significant Subsidiaries, and such action has or might reasonably have a significant adverse effect on the business, assets, responsibilities, condition (financial or of any other nature), licenses, operation or projects of Borrower or of any of its Significant Subsidiaries, or in the capacity of Borrower to pay the Loan or comply with its obligations derived from this Agreement and/or the Promissory Notes; or if any franchise, license, authorization or important concession of Borrower or of any of its Significant Subsidiaries is terminated or substantially modified and such termination or substantial modification has, or might reasonably have a significant adverse effect on the business, assets, responsibilities, condition (financial or of any other nature), licenses, operation or projects of Borrower or of any of its Significant Subsidiaries, or on the capacity of Borrower to pay the Loan or comply with its obligations derived from this Agreement and/or the Promissory Notes, and in all the above cases, such action by the Government Authority remains without being rejected or dismissed for a period of sixty (60) calendar days or more; or

      (f) If at any time during the valid term of this Agreement Borrower fails to comply with any of its obligations stipulated in sections
            (b), (c)(iv) and (i) of Clause 4.01 of this Agreement and sections
            (a), (b), (c) and (d) of Clause 4.02 of this Agreement; or

      (g) If at any time during the valid term f this Agreement Borrower or Guarantor fail to comply with any of their other obligations or any of the terms, pacts or understandings set forth in this Agreement, and such noncompliance were not corrected within the first 30 (thirty) calendar days after the date when Bank notifies this to Borrower, as the case may be; or

      (h) If any event or condition occurs which, the Bank determines to have or that might have an adverse effect on the capacity of GT, Innova or the Significant Subsidiaries to pay the Loan or comply with the obligations derived from this Agreement and/or the Promissory Notes; or

      (i) If one or more court rulings or decrees are pronounced against GT, Innova or any of its Significant Subsidiaries, involving a total contingency (that is not paid or not totally protected by insurance) of US$50,000,000.00 (Fifty Million Dollars 00/100) (or the equivalent in Pesos) and if such court rulings or decrees are not dismissed, invalidated or guaranteed while being appealed within the first 40 (forty) calendar days after the day of such ruling, or within the legal term for the respective appeal, or if they are not reserved by GT, Borrower or the Significant Subsidiary involved according to GAAP, or according to the applicable and generally accepted accounting principles of the Significant Subsidiary involved, as the case may be; or

      (j) If the credit rating of GT on the execution date of this Agreement (per the date of this Agreement it is BBB and BAS by S&P and Moody's respectively) is reduced to BB and Ba2 by either S&P or Moody's respectively, according to the pertinent rating scale, unless (i) Innova proves that on such date it has an Investment Grade by Moody's or S&P; or (ii) Innova has a Consolidated Leverage Index equal or below 2 to 1 and an Interest Coverage Index equal to or above 4 to 1, calculated per the date when the credit rating of GT is reduced, or (iii) GT is substituted by another guarantor who is reasonably accepted by Bank within no more than 30 (thirty) calendar days after the credit rating of GT is reduced; or

      (k) If Innova or its Significant Subsidiaries are declared in arrears, and such noncompliance causes a relevant adverse effect that may result in default in the obligations of Borrower as provided for in this Agreement; or

      (l) If on any occasion and for any reason attributable to Borrower or Guarantor (except for payment of the Loan or compliance of existing obligations according to it), this Agreement and/or the Promissory Notes cease to have full force and effect, or Borrower and/or Guarantor object against the validity or enforceability of this Agreement and/or of the Promissory Notes; or

      (m) If Borrower unjustifiably ceases to pay any tax debt or dues to the Mexican Social Security, or the Workers' National Housing Fund, or to the Retirement Savings System, except in the means that the above cannot reasonably result in a significant adverse effect over the financial condition or the Principal Business of Borrower or in the capacity of Borrower to pay for the Loan or comply with the obligations derived from this Agreement or from the Promissory Notes, and unless Borrower in good faith objects against the corresponding resolution through the appropriate procedures, filed and conducted promptly and diligently, and for which it establishes adequate reserves according to GAAP; or

      (n) If at any time during the valid term of this Agreement and for any reason directly attributable to Borrower or to Guarantor (i) the Surety Bond or any other of the present or future guarantees granted in favor of the Bank to secure obligations derived against Borrower from this Agreement cease to be enforceable or valid; or (ii) of the party granting the Surety Bond or such guarantees were to claim that such guarantees are void or null.

                                     SEVENTH
                                  MISCELLANEOUS

      7.01. Modifications. No modification or waiver of any right derived from this Agreement, and no consent to any divergence by Borrower of its obligations derived form this Agreement shall have effect unless evidenced in writing and subscribed by Bank, and in such case, such modification, consent or waiver shall only have effect in relation to the specific purpose for which it has been granted.

      7.02. Waivers. Joinder of Remedies. No failure or delay by Bank in exercising any of its rights, powers of authority or actions according to this Agreement may be considered as a waiver of them, nor may any singular or partial exercise of any of such rights, powers of authority or actions prevent any other or further exercise of them, or exercise of any other right, power of authority or action. The rights and actions provided for in this Agreement are addable and do not exclude any right or action whatsoever provided for in the Law.

      7.03. Information. (a) Seeking to comply with the provisions of the Law for the Regulation of Credit Information Companies, on this date Borrower and Guarantor authorize Bank to periodically inquire with credit information companies concerning the credit records of Borrower and Guarantor, and that it be authorized to provide information to these companies credit information concerning Borrower and Guarantor.

      (b) In addition to the persons and authorities referred to in Articles 93 and 117 of the Credit Institutions Law, Borrower and Guarantor authorize Bank to reveal information derived from the operations referred to in this Agreement, to
(i) other financial entities forming part of the financial group of Bank (exclusively in the means permitted by the Credit Institutions Law), and to the Person holding direct or indirect control over Borrower, (ii) the regulating authorities with the jurisdiction where the Persons holding direct or indirect control over Bank are established, (iii) the Central Bank of Mexico, (iv) persons with whom Bank enters into agreements according to Clause 7.06, and (v) the persons thus agreed on by the parties in writing.

      7.04. Notices, Etc. Unless otherwise stipulated in this Agreement, notifications or notices contemplated herein shall be issued in writing and forwarded by facsimile or shall be delivered to each party of this Agreement at the addresses given below their names on the pages of this Agreement bearing the signatures by each party, or any other address notified in writing by any party to the other parties of this Agreement. All notifications and notices delivered at the address of the corresponding party shall have effect on the date when delivered, and those forwarded by facsimile shall have effect when the addressee issues written acknowledgement of receipt of the corresponding notification or notice.

      7.05. Costs and Expenses. Borrower also agrees that upon request from Bank it shall pay for all losses, costs and expenses, if any, in relation to enforcement of this Agreement and of the Promissory Notes, as well as of any other document that must be delivered according to this Agreement.

      7.06. Assignment. Borrower may not assign its rights or obligations derived from this Agreement without previous written consent granted by Bank. Bank may assign its rights and obligations derived from this Agreement and from the Promissory Notes to (i) with previous notice issued to Borrower 10 (ten) Business Days in advance, and as long as such assignment is made in favor of the Affiliates and/or Subsidiaries of Bank or to the trusts where Bank and/or its Affiliates and/or its Subsidiaries act as trustors and beneficiary in any location, (ii) to any credit institution or Mexican insurance institution, through simple written notice issued to Borrower 7 (seven) days in advance, but without requiring consent by Borrower (except for institutions forming part of Grupo Salinas); or (iii) to any other Person, as long as it has obtained consent from Borrower, which may not be unjustifiably rejected. In case Bank makes any assignment according to this Clause, the assignee shall acquire the same rights and benefits against Borrower as those it would have with respect to the rights and obligations that were assigned to itself if originally it were the Bank according to this Agreement.

      By request from Bank, Borrower and Guarantor bind themselves to substitute the Promissory Notes issued according to this Agreement if so required by Bank due to assignments or participations made according to this Clause, in the understanding that for such substitution, Bank binds itself to return to Borrower the substituted Promissory Notes against delivery or the new Promissory Note(s) by Borrower, if such substitution is made in one of the offices of Bank.

      Subject to the provisions of this Clause, the Promissory Notes issued according to this Agreement may be discounted, transferred or assigned by Bank according to Article Two Hundred Ninety-Nine of the General Law of Negotiable Instruments and Credit Operations, in which respect Borrower hereby expressly authorizes it, and Borrower hereby waives that it be delivered or credited interest referred to in the second paragraph of Article Two Hundred Ninety-Nine of the General Law of Negotiable Instruments and Credit Operations.

      7.07. Compensation. (a) On any date when:

      (i) Borrower must pay Bank any amount according to this Agreement and/or the Promissory Notes, either on account of principal, interest or any other item, or

      (ii) There occurs any Case of Noncompliance and any grace period applicable to it has expired, and principal of the Loan has been declared past due,

In such case, in the means permitted by the Law, Borrower authorizes and irrevocably grants powers of authority to Bank to charge against any deposit and/or account kept by Borrower with Bank (including, without limitation, deposits and/or accounts, accounts at sight, savings accounts, term accounts, provisions or definite accounts), expressly excluding funds derived from payments by Bank, acting as trustee in trust agreements where Borrower is beneficiary, deposited in the accounts of Borrower specifically opened for such purposes; in the understanding that this exception shall not be applicable if there exists a Case of Noncompliance of payment according to the terms of this Agreement, and compensate against any Debt which Bank might have in favor of Borrower for any matter, for as much as a sum equal to the amount not paid to Bank, in the case of sub-section (i) above, and to the total amount of the principal amount defaulted of the Loan, plus interest and accessory amounts, in the event of sub-section (ii) above, without requiring any notice, requirement or complaint whatsoever.

      (b) Bank shall notify Borrower as soon as possible, but in any case, within 3 (three) Business Days after the date when Borrower applies the charge or corresponding compensation as permitted under this Clause, in the understanding that failure to make such notification shall by no means whatsoever affect the validity of such charge or compensation. The right of Bank according to this Clause is additional to any other right (including other compensation rights) that Bank might hold.

      7.08. Jurisdiction. The parties of this Agreement express and irrevocably bind themselves to the jurisdiction of the competent federal courts of Mexico located in the Federal District, Mexico for any action or procedure related to this Agreement, and express and irrevocably hereby waive any other jurisdiction that might currently or further correspond to them in virtue of their respective present domiciles or any other future domicile, or for any other reason.

      7.09. Applicable Law. This Agreement shall be governed by and interpreted according to the applicable federal laws of Mexico.

      7.10. Headings. The headings of the Clauses and subdivisions of these used in this Agreement are only meant for convenience of the parties and may not affect the interpretation of this Agreement.

      7.11. Copies. This Agreement is signed in three (3) copies, which shall constitute a same instrument, one for Borrower, one for Bank and one for Guarantor.

                            [SIGNATURE PAGES FOLLOW]

In virtue of the above, the parties have executed this Agreement on the date mentioned in the introduction.

INNOVA, S. DE R.L. DE C.V. as              Address:
Borrower                                   Insurgentes Sur 694 - 6 degrees piso
                                           Colonia del Valle
                                           03100 Mexico, D.F.

By: /s/ Alexandre Moreira Penna Da Silva
   ------------------------------------
Name: Alexandre Moreira Penna Da Silva     Attention: Administration and Finance
Title: Attorney in Fact                    Vice-President
                                           Copy:      Chief Legal Officer
                                           Telephone: (55)5448-4131
                                           Facsimile: (55)5448-4047

By: /s/ Carlos Ferreiro Rivas
   ------------------------------------
Name: Carlos Ferreiro Rivas
Title: Attorney in Fact

BANCO NACIONAL DE MEXICO, S.A.             Address:
INTEGRANTE DEL GRUPO FINANCIERO            Act. Roberto Medellin No. 800
BANAMEX                                    Torre Sur, Piso 4
                                           Colonia Santa Fe
By: /s/ Juan Carlos Perez Rocha Ituarte    01210, Mexico, D.F.
   ------------------------------------
Name: Juan Carlos Perez Rocha Ituarte
Title: Attorney in Fact                    Attention: Juan Carlos Perez Rocha
                                           And/or Miguel Angel Soto Gutierrez
                                           Telephone: 2262-3787
By: /s/ Emilia Ponce Garcia                Facsimile: 2226-2912 / 2226-2927
   ------------------------------------
Name: Emilia Ponce Garcia
Title: Attorney in Fact

This page bears a stamp with signature by the Sky Legal Department.

GRUPO TELEVISA, S.A. as Guarantor           Address:
                                            Avenida Vasco de Quiroga No. 2000
By: /s/ Salvi Rafael Folch Viadero          Edificio A, Piso 4
   ---------------------------------------  Colonia Zedec Santa Fe
Name: Salvi Rafael Folch Viadero            01210 Mexico, D.F.
Title: Attorney in Fact

By:  /s/ Jorge Agustin Lutteroth Echegoyen  Attention: Salvi R. Folch Viadero
    --------------------------------------  and/or Guadalupe Phillips
Name: Jorge Agustin Lutteroth Echegoyen     Telephone: 5261-2135
Title: Attorney in Fact                     Facsimile: 5261-2039

                                            Copy to:

                                            Chief Legal Officer
                                            Address:
                                            Avenida Vasco de Quiroga No. 2000
                                            Edificio A, Piso 4
                                            Colonia Zedec Santa Fe
                                            01210 Mexico, D.F.

                                            Attention: Joaquin Balcarcel Santa
                                                       Cruz
                                            Telephone: 5261-2433
                                            Facsimile: 5261-2546

This page bears a stamp and signature by Televisa.

                                 Attachment "A"
                            [FORM FOR NOTICE OF DRAW]

                                                                          [Date]

Banco Nacional de Mexico, S.A.
Integrante del Grupo Financiero Banamex
Act. Roberto Medellin No. 800, Torre Sur, Piso 4
Colonia Santa Fe
01210 Mexico, Distrito Federal

Attention:
Facsimile: ___________, Telephone: ___________

Ladies and Gentlemen:

      The undersigned, Innova, S. de R.L. de C.V., refers to Simple Loan Agreement dated March 10, 2006 (the "LOAN AGREEMENT"; capitalized terms not expressly defined herein shall have the meaning attributed to them in the Loan Agreement), executed between the undersigned as Borrower, Banco Nacional de Mexico, S.A., Integrante del Grupo Financiero Banamex, as Bank, and Grupo Televisa, S.A., as Guarantor, hereby irrevocably notifies Bank according to Clause 2.02 of the Loan Agreement, that the undersigned requests Draw for the full amount of the Loan, and according to the Loan Agreement, and for such purpose establishes that the Business Day of such Draw be _____ 2, 006. Borrower hereby instructs Bank that the Draw be deposited in checking account number 27/9978005 CLABE: 002180002799780052 kept by Borrower in Banco Nacional de Mexico, S.A., Integrante del Grupo Financiero Banamex.

      The undersigned hereby certifies (i) that all and each of the representations set forth by the undersigned in the Loan Agreement are true and correct per the date of this communication, and shall be true and correct in all significant aspects on the date when the Draw is made, as if issued on and per such date (except in the means that such representations refer to a specific previous date, in which case such representations must be true and correct in all significant aspects per such previous date), (ii) that no Case of Noncompliance has occurred nor continues, nor may result from such Draw or from applying the funds derived from it, and (iii) there has not occurred any event or condition that has or might have a significant adverse effect on the business, assets, responsibilities or condition (financial or of any other nature) of Borrower or of any of its Significant Subsidiaries, that might significantly affect the result of the operations or projects of Borrower or of any of its Significant Subsidiaries, or the capacity of Borrower to pay the Loan or to comply with its obligations according to this Agreement and the Promissory Notes.

                                  Yours truly,

                           Innova, S. de R.L. de C.V.

By: ______________________________            By: _____________________________
Name: Alexandre Moreira Penna Da              Name: Carlos Ferreiro Rivas
Silva                                         Title: Attorney in Fact
Title: Attorney in Fact

                                 Attachment "B"
                             [PROMISSORY NOTE FORM]

                                                       Promissory Note [1] [2]/2
                                                 This promissory note forms part
                                             of a series of two promissory notes

                                 PROMISSORY NOTE
                                 NON-NEGOTIABLE

FOR VALUE RECEIVED, the undersigned, Innova, S. de R.L. de C.V. ("SUBSCRIBER"), hereby unconditionally promises to pay to the order of Banco Nacional de Mexico, S.A., Integrante del Grupo Financiero Banamex ("BANK"), the principal amount
of        $[________].00 ([________] pesos 00/100 Mexican Currency), precisely on [________], 2016 ("DUE DATE").

If any payment of principal by Subscriber according to this Promissory Note is due and payable on demand on a day other than a Business Day (as such term is further defined), such payment shall due and payable on demand on the immediately previous Business Date.

Subscriber also unconditionally promises to pay interest on the balance past due of principal of this Promissory Note, from and including the date of this Note, but excluding the date when balance of principal past due of this Note is paid in full, at an applicable annual rate that, during every Interest Period (as such term is further defined), equal to 8.74% (eight point seventy-four) percent) per year (the "INTEREST RATE"). Interest shall be payable when due, on each Interest Payment Date (as such term is further defined).

Subscriber also unconditionally promises to pay penalty interest over the balance past due of this Promissory Note since the date when it defaults in any payment of principal or interest of this Promissory Note as provided for herein, and until the date when principal past due of this Promissory Note is paid in full, at an annual rate equal to the result of adding the Interest Rate plus 200 (two hundred) base points, for which the interest shall be payable at sight.

Interest earned according to this Promissory Note shall be calculated for days actually passed based on a three hundred sixty (360) day year (including the first day, but excluding the last day).

All payments according to this Promissory Note must be made to the holder of this Note no later than 14.00 hours (Mexico City, Federal District time) on the date when due, through electronic transfer in pesos and in funds freely available on the same day, in any branch of Bank inside territory of Mexico, without for such purposes considering automatic teller branch offices and those inside corporations (SEC), or in any other location or form duly notified by the holder of this Note to Subscriber in writing.

Subscriber shall pay to the holder of this Promissory Note all amounts of principal, interest and other amounts payable according to this Note, free, exempt and without any deduction on account of any Tax currently or further applicable to such amounts, payable in any jurisdiction, except for income tax (or any substitute tax) payable by any creditor on income or total assets according to the laws, regulations and other legal provisions of Mexico. If at any time any authority from any jurisdiction entitled to, imposes, charges or collects any tax, government charge, contribution, tribute, withholding, deduction, burden, lien or other tax liability, together with interest, surcharges, sanctions, fines or charges resulting from these ("TAXES"), on or with respect to this Promissory Note, or to any payment required according to it, Subscriber shall, on behalf of the holder of this Note, pay to the corresponding tax authority the amount of any of such taxes, and shall pay to the holder of this Promissory Note additionally amounts required to assure that the holder of this Promissory Note receives the full amount it would have received had such Taxes not been paid, and shall deliver to the holder of this Promissory Note the original receipts or other evidence satisfactory to the holder of this Promissory Note, of payment of any Tax within 30 (thirty) days after the date such Tax is payable on demand according to the applicable legal provisions; all of the above, unless any of such Taxes result from the serious negligence, deceit or bad faith by the holder of this Promissory Note, or in case of income tax (or any substitute tax) payable by any creditor on its income or total assets according to the laws, regulations and other legal provisions of Mexico.

For purposes of this Promissory Note, the following terms shall have the following meanings:

"BUSINESS DAY" means any day, except Saturday and Sunday, and any obligatory day of rest in Mexico City, or a day when banking institutions are authorized or obliged by the law or other government provision to remain closed.

"INTEREST PAYMENT DATE" means the last day of each Interest Period.

"INTEREST PERIOD" means every period of approximately one (1) month based on which interest earned from principal past due of the Loan; in the understanding that (i) the first Interest Period shall begin on the Date of this Promissory Note and end on the immediately following calendar month, on the date that numerically corresponds to the day when the Draw from the Loan was made, (ii) every subsequent Interest Period shall begin on the day after the last day of the immediately previous Interest Period and end on the calendar month immediately after the month in which the immediately previous Interest Period ended, on the day that numerically corresponds to the day when the Draw from the Loan was made, (iii) any Interest Period in effect on the maturity date of the Loan shall end on that Maturity Date, and (iv) if the calendar month in which an Interest Period must end does have a day that numerically corresponds to the day when such Interest Period began, or to the day when the immediately previous Interest Period expired, as the case may be, such Interest Period shall end on the last day of that calendar month.

This Promissory Note shall be governed and construed according to the laws of the United Mexican States.

For any complaint, action or procedure derived from or in connection with this Promissory Note, Subscriber and the holder of this Promissory Note express and irrevocably bind themselves to the jurisdiction of the competent federal courts of Mexico located in the Federal District, United States of Mexico; and hereby express and irrevocably waive any other jurisdiction to which they might be entitled by reason of their respective present or future domiciles, or by the place of payment of this Promissory Note, or any other reason.

Subscriber hereby releases the holder of this Promissory Note from previously handling any proceeding, complaint, objection, filing, notice of non-acceptance and notice or complaint of any kind, to obtain payment of this Promissory Note, which Subscriber hereby irrevocably waives.

No partial or individual exercise of any right, authority or privilege according to this Promissory Note prevents or limits any other or future exercise of such rights, authority or privileges, or the exercise of any other right, authority or privilege according to this Promissory Note.

This Promissory Note forms part of a series of two promissory notes; consequently, Subscriber and Guarantor agree that full or partial default in paying for any amount of principal or interest contained in such notes shall cause early maturity of the other promissory note, and both shall be payable at sight.

Subscriber and Grupo Televisa, S.A. in its capacity as Guarantor, have signed this Promissory Note on the date given below.

                   Mexico, Federal District [_________], 2006.

                                   SUBSCRIBER

                           INNOVA, S. DE R.L. DE C.V.

By: _____________________________             By: __________________________
Name: Alexandre Moreira Penna Da              Name: Carlos Ferreiro Rivas
Silva                                         Title: Attorney in Fact
Title: Attorney in Fact

                                    GUARANTOR

                              GRUPO TELEVISA, S.A.

By: ___________________________             By: __________________________
Name: [_________]                           Name: [_________]
Title: Attorney in Fact                     Title: Attorney in Fact

-     Copy of official identification of the attorneys in fact

                                 Attachment "D"
                         [SIGNATURES CERTIFICATION FORM]

                                                                          [Date]

Banco Nacional de Mexico, S.A.
Integrante del Grupo Financiero Banamex
Act. Roberto Medellin No. 800, Torre Sur, Piso 4
Colonia Santa Fe
01210 Mexico, Distrito Federal
Attention: [-]
Facsimile: [-]
Telephone: [-]

Gentlemen:

I, the undersigned, [-] refer to Simple Loan Agreement dated March 10, 2006 (the "LOAN AGREEMENT"; capitalized terms not expressly defined herein shall have the meaning attributed to them in the Loan Agreement) executed by the undersigned as Borrower, Banco Nacional de Mexico, S.A., Integrante del Grupo Financiero Banamex as Bank, and Grupo Televisa, S.A. as Guarantor.

In relation to the Loan Agreement and in accordance with Clause 3.01 (f) of aforementioned Agreement, the undersigned certifies the signatures of the officers of [-] authorized to subscribe the Loan Agreement, the Promissory Notes and other documents which [-] must subscribe and deliver to Bank according to the Loan Agreement.

[Name of officer]                      ________________________
[Title]                                [Signature]


[Name of officer]                      ________________________
[Title]                                [Signature]

Yours truly,
[-]

By: _________________________          By: ________________________
Name: [-]                              Name: [-]
Title: Attorney in Fact                Title: Attorney in Fact